Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

1000 LOUISIANA, SUITE 6800

HOUSTON, TEXAS 77002-5026

____________

TEL: (713) 655-5100

FAX: (713) 655-5200

www.skadden.com

November 13, 2020

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

FIRM/AFFILIATE

OFFICES

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BOSTON

CHICAGO

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

RE: Southwestern Energy Company

       Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Southwestern Energy Company, a Delaware corporation (“Southwestern”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, relating to the registration by Southwestern of an aggregate of 1,065,080 shares (the “Plan Shares”) of Southwestern’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”) and the Montage Resources Corporation 2019 Long-Term Incentive Plan (the “2019 Plan” and together with the 2014 Plan, the “Plans”), which plans Southwestern assumed pursuant to the Agreement and Plan of Merger, dated as of August 12, 2020, by and between Montage Resources Corporation, a Delaware corporation (“Montage”), and Southwestern (such agreement, including the schedule included therein, the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Merger Agreement;

(c) an executed copy of a certificate of Chris Lacy, Vice President, General Counsel and Secretary of Southwestern, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of Southwestern’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(e) a copy of Southwestern’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(f) a copy of the 2014 Plan;

(g) a copy of the 2019 Plan; and

(h) a copy of certain resolutions of the Board of Directors of Southwestern, approved on August 11, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Southwestern and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Southwestern and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Southwestern and others and of public officials, including those in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that: (i) if issued in physical form, the certificates in the form under the DGCL representing the Plan Shares will be duly executed by the authorized officers of Southwestern and duly executed, countersigned and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Plan Shares or, if issued in book-entry form, an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with Southwestern’s transfer agent has been issued by Southwestern’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of Southwestern, (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto; and (iv) the consideration received by Southwestern for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of Southwestern under the DGCL and, when issued, delivered and paid for in accordance with the terms of the applicable Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
FEB	Skadden, Arps, Slate, Meagher & Flom LLP